BAZI® SIGNS SALES AGREEMENT WITH ADVANTAGE SALES AND MARKETING TO BUILD CONVENIENCE STORE CHANNEL

DENVER, CO. – (PR NEWSWIRE) – February 15, 2011 – BAZI International, Inc. (OTCBB: BAZI) announced today that the Company has engaged Advantage Sales & Marketing (ASM) to assist with the expansion of the BAZI brand in the convenience store channel across the country.  ASM is North America's premier sales and marketing agency, with revenue approaching $1 billion and representing more than 1,200 clients.   ASM has over 30,000 associates and 66 offices in the U.S. and Canada.  ASM is uniquely positioned to deliver success in the convenience store channel through its superior platform and scale.  ASM calls on over 500 chains and 260 wholesalers with a focused convenience store team dedicated to delivering outstanding results and making the complex simple.

“We are very fortunate to be able to engage ASM with the roll-out of our brand into retail outlets across the country.  This relationship replaces a previous engagement with another agency and enables us to continue our launch of the brand efficiently and on a timely basis,” stated Debbie Wildrick, Executive Vice President of Sales and Marketing.

ASM is headquartered in the Irvine, California.  Its convenience store division is headquartered in Austin, Texas.  ASM is a leading sales and marketing organization in the convenience store industry with a sales team which operates regionally throughout the country and achieves success nationwide.  ASM maintains valuable top-to-top relationships with key personnel in the convenience store industry across all aspects of the channel.  It is also very strong in other channels including natural specialty, a channel BAZI plans to explore with ASM.

Kevin Sherman, CEO of BAZI, stated, “ASM is the leader in helping consumer packaged goods companies drive growth in the convenience store channel.  This enables us to add nearly the equivalent of 100 people to our sales force across the country selling the BAZI brand.   We are looking forward to a long and prosperous relationship.”

ABOUT BAZI®

BAZI International, Inc. is a provider of healthy energy shots designed to help enhance physical health and overall performance.  BAZI® is a concentrated energy shot with eight super fruits, including jujube, acai, mangosteen, goji, pomegranate, blueberry, raspberry and seabuckthorn, plus a variety of phytonutrients, antioxidants, vitamins and trace minerals, supporting the critical nutrition needed daily in a convenient, great tasting 2 ounce shot.  BAZI's commitment to quality, science and research has earned the company a loyal following of world-class athletes and an elite list of endorsers, including Olympic athletes.  For more information about BAZI®, please visit www.drinkbazi.com.

About Advantage Sales & Marketing LLC

Founded in 1987, ASM is North America’s premier sales and marketing agency, committed to building brand value for its more than 1,200 clients. ASM’s cradle-to-cart—post-manufacture to consumption—customized sales and marketing solutions include headquarter sales, retail merchandising and marketing services, specializing in client and customer events, publications and assisted-selling services for the grocery, drugstore, club, convenience, natural/specialty, military, consumer electronic and home center industries. Headquartered in Irvine, Calif., ASM has more than 30,000 associates and 66 offices in the United States and Canada.

Forward-Looking Statement:

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995.  Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to BAZI International, Inc. are intended to identify such forward-looking statements.  BAZI International, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur.  These projections are subject to change and could differ materially from final reported results.  For a discussion of such risks and uncertainties, see "Risk Factors" in BAZI's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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